Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated June 6, 2016 is by and between Monster Digital, Inc., a Delaware corporation (the “Company”), and Mark Matejka (“Executive”).

The Company and Executive desire to formalize the terms and conditions of Executive's employment, provided however that this Agreement shall only become effective on the effective date (the “Effective Date”) of the Company’s initial public offering (the “IPO”). The Company and Executive hereby agree as follows:

1.            Employment.

1.1.        General. The Company hereby employs Executive as its Vice President – Operations and Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.

1.2.        Duties. During Executive's employment with the Company, Executive will report to the Chief Executive Officer and the Board of Directors of the Company (the “Board”), as he may be directed from time to time. Executive will be responsible for working with the Executive Vice President – Operations in overseeing the day-to-day operations of the Company. Executive shall attend meetings of the Board as may be required or requested, and shall prepare and/or present such reports and summaries as may be requested by the Chief Executive Officer or the Board. Executive shall also perform those additional or other duties as may be assigned or requested from time to time by the Chief Executive Officer or Board, or their designee. Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of the Company in compliance with its policies and procedures, and shall at all times ensure he acts in accordance with applicable law.

1.3.        Full-Time Position. Executive shall devote all of his productive time, attention, skills and energy to the business and affairs of the Company, and shall not engage in any other work, either for himself or others, which in any way conflicts or poses a potential conflict of interest with his position, duties, and responsibilities to the Company. Executive shall perform his duties and undertake his responsibilities on behalf of the Company using his best efforts and care and shall perform diligently, competently, and to the satisfaction of the Company, as determined by the Company in its discretion.

1.4.        Confidential Information of Company. Executive acknowledges and agrees that as a condition of employment and continued employment, he is required to execute the Company’s standard Confidential Information Agreement, the current form of which is attached hereto as Exhibit A and incorporated herein by reference. Executive acknowledges and understands that many provisions of said Agreement survive termination of this Agreement and survive termination or resignation of his employment, regardless of the circumstances or reasons the employment relationship ended. Executive agrees to execute such amended Confidential Information Agreements as may be presented to him from time to time as a condition of employment or continued employment, provided, however, the Company provides a commercially reasonable period for review prior to requiring execution.

2.           Employment Term.

2.1.        Initial Term. The term of employment under this Agreement shall be for one year (the “Term”). This Agreement may be terminated as set forth in Section 4 (and its subparts), below.

2.2.        Renewal.  On completion of the Initial Term specified in subsection 2.1 above, this Agreement will automatically renew for subsequent one year terms unless either party provides thirty (30) days' advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent term; this Section 2.2 shall then apply during such subsequent term as to further renewal or non-renewal.  In the event either party gives notice of non-renewal pursuant to this subsection 2.2, this Agreement will expire at the end of the then current term.

3.           Compensation and Benefits.

3.1.        Base Salary. The Company shall pay to Executive as full compensation for any and all services rendered in any capacity under this Agreement a monthly base salary of $12,500.00 (“Base Salary”). Executive’s Base Salary shall be payable in accordance with the customary payroll practices of the Company, as in effect from time to time.

3.2.        Bonus. Subject to Section 4 hereof, Executive shall be eligible to earn a bonus (“Bonus”). It is currently anticipated that the Compensation Committee of the Board will set up a bonus plan for Fiscal Year 2016, including targets and specific guidelines, within 30 days of the closing of the IPO. In future years it is currently anticipated that the Compensation Committee will set the bonus plan within 60 days of the beginning of each fiscal year. Within 45 days following the end of the calendar year, the Board shall determine whether and in what amount Executive has earned Bonus for the prior calendar year. Notwithstanding the foregoing, determination of Executive’s entitlement to Bonus and amounts shall be determined exclusively by the Board in its sole discretion.

3.3.        Equity Incentive Plan Participation. On the effective date hereof Executive shall receive a grant of 25,000 shares of restricted stock and five year stock options to acquire 18,000 shares of common stock at the IPO price, each with three year vesting pursuant to the terms and conditions of the Company’s 2012 Omnibus Incentive Plan (post any reverse stock split effected prior to the IPO). One-quarter (1/4) of the restricted stock and stock options granted shall vest on the first anniversary of the date hereof. Thereafter, one-thirty six (1/36) shall vest on a monthly basis on the first day of each calendar month. Any unvested shares of restricted stock and stock options will vest upon any termination of Executive’s employment other than termination of this Agreement under Sections 4.1.3 and 4.1.6. Executive may be able to receive additional stock options and/or restricted stock from time to time at the sole discretion of the Compensation Committee and the Board.

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3.4.        Executive Benefits.

3.4.1.      Expenses. The Company will reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including reasonable business travel and reasonable business-related entertainment expenses), all in accordance with the Company's policies with respect thereto, as in effect from time to time. Such policies require, among other things, that Executive provide original receipts and appropriate written explanations for such expenses within 30 days after they are incurred. Executive shall use his utmost professional judgment in incurring business expenses and shall not incur unreasonable or excessive expenses, and shall not engage in business entertainment or other activities on behalf of the Company which may have a negative effect on the Company’s business or reputation. All business travel expenses for which Executive seeks reimbursement shall be incurred in accordance with the Company’s business travel policies and guidelines.

3.4.2.      Benefits. As long as Executive remains a full-time employee of the Company, Executive shall be entitled to apply to participate in such executive benefit plans and programs as the Company may from time to time offer or provide to executives of the Company at similar levels, including, but not limited to, any life insurance, health and accident, medical and dental, Disability and retirement plans and programs. Executive’s actual participation in any such plan shall be subject to and governed by the terms of the respective plans. The Company reserves the right to end, add, or change the benefits offered to executives of the Company in its discretion.

3.4.3.      Vacation. Executive shall be entitled to two (2) weeks of paid vacation per year up to a total maximum accrual of four (4) weeks. Once total vacation accrued reaches four (4) weeks, no further vacation will accrue unless and until the balance falls below four (4) weeks. The Company may, but is not required to, elect to cash out all or a portion of Executive’s vacation balance at any time either on request of Executive or on the Company’s own initiative, after consulting with Executive. Executive shall schedule his vacation, taking into account the business needs of the Company and its customers, and shall avoid scheduling or taking vacation at times in which his absence may be detrimental to the Company, it business, or its customers, and the Company shall have the right to require Executive to defer or reschedule his vacation consistent with the business needs of the Company. Notwithstanding anything to the contrary in Paragraph 4.2 below, the Company hereby acknowledges its obligation to pay to Executive upon his separation from the Company, for any reason, any accrued and unused vacation through the date of termination.

4.            Termination of Employment.

4.1.        Events of Termination. Executive's employment with the Company will terminate upon the occurrence of any one or more of the following events:

4.1.1.      Death. In the event of Executive's death, Executive's employment will terminate immediately on the date thereof.

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4.1.2.      Disability. In the event of Executive's Disability (as hereinafter defined), the Company will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Agreement, “Disability” means the inability of Executive to substantially perform all of his duties hereunder for either one hundred twenty (120) consecutive days or a total of one-hundred eighty (180) days out of 365 consecutive days as a result of a physical or mental illness, disability, disorder, or injury, all as determined in good faith by the Board, and in compliance with applicable law.

4.1.3.      Termination by the Company for Cause. The Company may, at its option, terminate Executive's employment for “Cause” determined in good faith by giving a notice of termination to Executive specifying the reasons for termination. “Cause” shall mean: (i) drug, alcohol or other substance abuse affecting Executive’s performance; being under the influence of, possessing, distributing, or using any unlawful or illegal substances on Company time or property; (ii) engaging in misconduct that is demonstrably and materially injurious to the Company, the commission of any act of fraud, misappropriation, or any other intentional wrongful or unlawful act by Executive, including, without limitation, any act of deceit, dishonesty, insubordination or other acts of moral turpitude, in connection with Executive’s employment with the Company; (iii) Executive’s conviction of or plea of guilty or nolo contendere to a misdemeanor or crime involving moral turpitude, or any felony; (iv) breach of any material provision of this Agreement by Executive; (v) breach of any fiduciary duty which Executive owes to the Company; (vi) Executive’s failure to report to work, or inability to perform his employment duties for any unexcused reason (excluding Disability as defined below) for ten (10) workdays, exclusive of paid time off and the Company’s regular paid holidays, during any one hundred eighty (180) day period; (vii) Executive’s commission of any acts of gross negligence or willful misconduct; (viii) Executive’s material breach of any confidentiality or proprietary information agreement between Executive and the Company; (ix) any material acts of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company which is intended to result in Executive’s substantial personal enrichment; or (x) Executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation has been or is reasonably likely to be injurious to the Company.

4.1.4      Termination by the Company Without Cause. The Company may end Executive’s employment without Cause at any time upon provision to Executive of written notice.

4.1.5.      Voluntary Resignation by Executive for Good Reason. Executive may voluntarily resign Executive’s position with Company for Good Reason, if Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting Good Reason, and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. Executive will be deemed to have resigned for Good Reason in the following circumstances: (a) Company's material breach of this Agreement; (b) any reduction of more than 10% of Executive's Base Salary unless (i) specifically agreed to in writing by Executive, or (ii) such reduction is part of a general across the board salary reduction that is applicable to all executive employees; (c) Executive's position and/or duties are materially and detrimentally diminished so that Executive's duties are no longer consistent with the position of a senior executive; or (d) Company relocates Executive's principal place of work to a location more than sixty (60) miles from its current corporate headquarters without Executive's prior written approval.

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4.1.6.      Resignation by Executive. Executive may resign from the Company at any time, it being understood that voluntary resignation for Good Reason is covered by the provisions of Section 4.1.5.

4.2.        Certain Obligations of the Company Following Termination of the Executive's Employment. Following the termination of Executive's employment under the circumstances described below, the Company shall pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits:

4.2.1.     Death; Disability. In the event that Executive's employment is terminated by reason of Executive's death or Disability, Executive or his estate, as the case may be, shall be entitled to the following payments:

(i)          payment of Base Salary through the date of death of Executive or the date of termination due to Executive’s Disability in accordance with the Company’s regular payroll practices;

(ii)         any pro rata Bonus (which Bonus shall only be payable at the time specified in subparagraph 3.2) earned in the discretion of the Board and any expenses incurred (in accordance with subparagraph 3.4.1) through the date of death of Executive or the date of termination due to Executive’s Disability in accordance with the Company’s regular payroll practices; and

(iii)        the Company shall pay to Executive or his estate, as the case may be, the amounts and shall provide all benefits generally available under the employee benefit plans, and the policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of death or termination due to Executive’s Disability, or otherwise payable as a consequence of Executive's death or Disability, all in accordance with applicable law.

4.2.2.      Termination by the Company for Cause. In the event that Executive's employment is terminated by the Company for Cause, Executive shall be entitled to no further compensation, or pro rata Bonus pursuant to Section 3.2 (unless otherwise mandated by applicable law), or other benefits under this Agreement except that portion of any unpaid Base Salary accrued and earned by him hereunder up to and including the effective date of such termination, as well as any expenses incurred (in accordance with subparagraph 3.4.1) through the date of termination. Bonus, if applicable, shall only be payable at the time specified in subparagraph 3.2.

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4.2.3       Termination by the Company Without Cause.

(i)          In the event that Executive’s employment is terminated by the Company without cause, Executive shall be entitled to receive his Base Salary earned through the effective date of his termination, any pro rata Bonus earned through the effective date of his termination in the discretion of the Board (with Bonus payable at the time as set forth in paragraph 3.2), and any expenses incurred (in accordance with subparagraph 3.4.1) through the date of termination. Executive shall further be entitled to receive an amount equal to his then current Base Salary for four (4) months, payable in accordance with Company’s customary payroll practices on a monthly basis following the effective date of the Release Agreement described herein below, unless an accelerated payment schedule is otherwise approved by the Board as being in the Company’s best interests. Such severance payments shall also be conditioned upon: (i) Executive’s execution of a Release Agreement in a form satisfactory to the Board (which form shall include a general release by Executive of the Company and all who might be made liable through it, a Civil Code section 1542 waiver, return of Company property, non-disparagement, and other terms deemed necessary, appropriate, or customary in connection with such termination without Cause) within a time specified by the Board but not less than 21 days and provided such Release Agreement becomes effective; and (ii) Executive’s continued adherence to his obligations and responsibilities under the Confidential Information Agreement referenced in subparagraph 1.4 of this Agreement. Executive will cooperate in a transition if requested.

4.2.4.      Voluntary Resignation by Executive for Good Reason. In the event of Executive's resignation for Good Reason, Executive will be entitled to receive his Base Salary earned through the effective date of his termination, any pro rata Bonus earned through the effective date of his termination in the discretion of the Board (with Bonus payable at the time as set forth in paragraph 3.2), and any expenses incurred (in accordance with subparagraph 3.4.1) through the date of termination. Executive shall further be entitled to receive an amount equal to his Base Salary for four (4) months, payable in accordance with Company’s customary payroll practices on a monthly basis following the effective date of the Release Agreement described herein below, unless an accelerated payment schedule is otherwise approved by the Board as being in the Company’s best interests. Such severance payments shall also be conditioned upon: (i) Executive’s execution of a Release Agreement in a form satisfactory to the Board (which form shall include a general release by Executive of the Company and all who might be made liable through it, a Civil Code section 1542 waiver, return of Company property, non-disparagement, and other terms deemed necessary, appropriate, or customary in connection with such termination without Cause) within a time specified by the Board but not less than 21 days and provided such Release Agreement becomes effective; and (ii) Executive’s continued adherence to his obligations and responsibilities under the Confidential Information Agreement referenced in subparagraph 1.4 of this Agreement. Executive will cooperate in a transition if requested.

4.2.5.      Resignation. In the event Executive resigns from the Company regardless of circumstances or reason, other than further to Section 4.1.5, Executive shall be entitled to receive only the Base Salary and Bonus earned by him (in the discretion of the Board) through the effective date of his resignation (with Bonus payable at the time specified in subparagraph 3.2). Executive acknowledges and agrees that he occupies a key position within the Company and acknowledges that his sudden departure without notice or reasonable opportunity for the Company to transition his work or hire a replacement would most likely result in serious harm or detriment to the Company. Nothing herein precludes the Company from electing to end Executive’s employment at any time during the notice period upon payment by the Company of the compensation (Base Salary) which would have been earned by Executive through the effective date of such resignation, followed thereafter at the time specified in subparagraph 3.2 by payment of pro rata Bonus earned through such effective date. In the event Executive’s employment is terminated for Cause after Executive has provided notice of resignation (other than a notice of resignation further to Section 4.1.5), Executive shall be entitled to no further compensation, or payments pursuant to Section 3.2, or other benefits under this Agreement except that portion of any unpaid Base Salary accrued and earned by him hereunder up to and including the effective date of such termination, and pro rata Bonus, if any, earned through the date of termination (payable at the time specified in subparagraph 3.2). Executive’s entitlement to any benefits under any then-existing benefit plans of the Company shall be governed by the terms of each such applicable plan.

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5.           Miscellaneous Provisions.

5.1.        Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction to the extent allowable by applicable law, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2.        Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3.        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or overnight delivery, postage prepaid, return receipt requested as follows:

If to the Company, to:

Monster Digital, Inc.

2655 Park Center Drive, Unit C

Simi Valley, CA 93065

Copy to (which shall not constitute notice):

Thomas J. Poletti, Esq.

Manatt, Phelps & Phillips LLP

695 Town Center Drive

14th Floor

Costa Mesa, CA 92626

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If to Executive, to:

Mark Matejka

_______________________

_____________, CA 9____

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4.        Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

5.5.        Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, negotiations, and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

5.6.        Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and to be performed wholly within said State. Executive and the Company hereby consent to the jurisdiction of the Federal and State courts located in Los Angeles County, California, and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement.

5.7.        Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8.        Binding Effect; Successors and Assigns. Executive may not delegate his duties or assign his rights hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

5.9.        Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

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5.10.      Representations and Warranties. Executive and the Company hereby represent and warrant to the other that: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; (c) this Agreement is his or its valid and binding obligation in accordance with its terms; (d) Executive represents and warrants that he is under no other obligations, contractual or otherwise, that could impair his ability to perform fully and satisfactorily all of his obligations under this Agreement; (e) Executive has had full opportunity to review this Agreement at his leisure, to obtain all legal advice he has deemed necessary or appropriate and has either done so, or voluntarily and knowingly declined to do so; and (f) neither party has been induced to enter into this Agreement through any promises, threats, coercion, or benefits not set forth expressly in writing in this Agreement.

5.11.      Enforcement. Company and Executive agree that this Agreement is the result of arms length negotiation, that each party had full and fair opportunity to negotiate terms and seek and obtain all desired legal advice and assistance for the negotiation and preparation of this Agreement, and that the Agreement shall be construed as if jointly and equally drafted and negotiated by both Company and Executive. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

5.12.      Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

5.13.      Expenses. Each party to this Agreement agrees to bear his or its own expenses in connection with the negotiation and execution of this Agreement.

5.14.      Tax Implications. The provision of Bonus, severance and/or any other compensation and benefits described or contemplated in this Agreement may have significant personal tax implications or consequences for Executive. Executive expressly acknowledges and understands that neither the Company nor any of its agents, representatives, officers, directors, members, investors, managers, employees, attorneys, or any other person or entity acting on behalf of the Company has made any representation to Executive or provided any advice to Executive concerning any tax implications or consequences of any of the benefits or compensation contemplated under this Agreement. Executive acknowledges and understands that he is obligated to obtain his own tax advice pertaining to the tax implications and consequences to him of any of the terms of this Agreement, and that Executive must satisfy himself concerning the scope and adequacy of such advice.

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Agreed as of the first date written above:

COMPANY:

Monster Digital, Inc.

By:	/s/ David H. Clarke
	Name:	David H. Clarke
	Title:	Chief Executive Officer

EXECUTIVE:

/s/ Mark Matejka
Mark Matejka

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EXHIBIT A

Confidential Information Agreement

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